China Bio-Immunity Corporation Completes Share Exchange and Reverse Merger

-13.2 Million Common Shares Issued and Listed on OTCBB-

Dalian, China, August 6, 2008 – China Bio-Immunity Corporation (OTCBB: “CHHB”) (“China Bio-Immunity” or “the Company”), today announced that it has entered into a share exchange agreement with Lawford Asia Limited (“Lawford”). According to the share exchange transaction agreement, China Bio-Immunity acquired all of the issued and outstanding stock of Lawford in exchange for the issuance of 13,246,697 shares of its common stock.

Lawford is the holding company of Dalian Jingang-Andi Bio-Products Co. Ltd. (“JGAD”).  Under the share exchange agreement, China Bio-Immunity will carry out the business of JGAD as its sole line of business.  JGAD is a leading, fully integrated biotechnology company focused on researching, developing, manufacturing and marketing biopharmaceutical products primarily within China.

The Company’s revenue generating product portfolio is primarily comprised of Rabies Vaccine for Human Use with Vero Cell, a unique biological product that is used to effectively control and combat rabies disease, and Mumps Vaccine, which is produced from the live, attenuated S79 strain of the mumps virus.  In addition to its current products, the Company’s product pipeline includes five next-generation vaccine-based prophylactics and therapeutics in various stages of development for both the prevention and treatment of various viruses and infectious diseases. The Company believes that the potential launch of its pipeline products will bring significant market opportunities in the next three to five years.

In conjunction with the share exchange agreement, the Company today filed a Current Report on Form 8-K with the Securities and Exchange Commission, which discloses detailed information about the Company and its subsidiaries, including financial statements for the fiscal years ended December 31, 2006 and 2007, and the three months period ended March 31, 2008.

In the first quarter of 2008, the Company generated revenue of $6.3 million, representing an increase of 506% from $1.0 million in the first quarter of 2007.  Net income increased 961% to $2.2 million in the first quarter of 2008, from $0.2 million in the first quarter of 2007.  The significant increase in revenue and net income was primarily attributed to the new regulation implemented by the State Food and Drug Administration (“SFDA”) at the end of 2006. The new regulation placed heightened restrictions on product quality. As a result, a significant number of the Company’s competitors’ products failed to meet the heightened requirements set forth by the SFDA. On the contrary, each batch of vaccine manufactured by JGAD passed the relevant quality inspection; consequently the Company experienced significant increase in sales volume and its brand name, “JGAD”, gained an outstanding reputation.

In the fiscal year ended December 31, 2007, the Company generated revenue of $24.9 million, representing an increase of 256% from $7.0 million in the fiscal year ended December 31, 2006.  Net income increased 278% to $14.0 million in 2007, from $3.7 million in 2006. Increased sales of the Rabies Vaccine, as well as the launch of the Mumps Vaccine during the fiscal year 2007, drove the improved financial performance.

Mr. Quanfeng Wang, Chief Executive Officer of China Bio-Immunity, stated, "Today’s transaction provides our Company with a solid platform for growth as we aggressively pursue opportunities in China’s vaccine market.  We believe that we are well-positioned to compete in this fast-developing sector given our strong JGAD brand, diverse product portfolio, proven R&D capabilities, established sales and marketing network and favorable cost structure.  With access to the U.S. capital markets, we believe we will be in a compelling position to further strengthen our distribution network both inside and outside of China, develop innovative new products, and provide exciting opportunities for our team to grow our business."

About China Bio-Immunity

Based in Dalian, China, China Bio-Immunity develops, produces, manufactures and markets internally developed vaccine-based prophylactics and therapeutics.  The Company has sales and marketing efforts in the 24 main provinces and major cities in the People’s Republic of China (“P.R.C.”) and its principal products, its Rabies Vaccine and Mumps Vaccine, are sold and distributed by a network of approximately 100 wholesale distributors, as well as through more than 2,200 retail customers.  In addition to the current distribution structure, the Company plans to further market its products through distribution agreements with local agents in several developing countries, including, but not limited to India, South Africa, and countries throughout Southeast Asia.  To learn more about the Company, visit http://www.jgad-bio.com.

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for biopharmaceutical products, our expectations regarding the continued growth of the market for biopharmaceutical products, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the ''Risk Factors'' section of the Form 8-K of the Share Exchange Agreement that has been filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. The words ''believe,'' ''expect,'' ''anticipate,'' ''project,'' ''targets,'' ''optimistic,'' ''intend,'' ''aim,'' ''will'' or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward- looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

CONTACT

Ashley M. Ammon and Christine Duan

Integrated Corporate Relations, Inc.

203-682-8200 (Investor Relations)